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                                                                EXHIBIT 4(f)(49)

                             INTERCREDITOR AGREEMENT

         This Intercreditor Agreement (this "Agreement"), dated June 27, 2003, is among Credit Acceptance Corporation ("CAC"), CAC Warehouse Funding Corp., Credit Acceptance Funding LLC 2003-1, Credit Acceptance Auto Dealer Loan Trust 2003-1 (the "2003-1 Trust"), Wachovia Securities, LLC (f/k/a Wachovia Securities, Inc.), as agent under the Wachovia Securitization Documents (as hereinafter defined) ("Wachovia"), JPMorgan Chase Bank, as trustee under the 2003-1 Securitization Documents (as hereinafter defined) (the "Trustee"), Comerica Bank, as agent under the CAC Credit Facility Documents (as hereinafter defined) ("Comerica"), and each other creditor who becomes a party hereto after the date hereof.

                                   BACKGROUND

         A. Pursuant to the terms of the various Dealer Agreements between CAC and the Dealers, Collections from a particular Pool are first used to pay certain collection costs, CAC's servicing fee and to pay back the Pool's Advance balance. After the Advance balance under such Pool has been reduced to zero, the Dealer to whom the Pool relates has a contractual right under the related Dealer Agreement to receive a portion of any further Collections with respect to the Pool (such portion of further Collections otherwise payable to the Dealer is referred to herein as "Back-end Dealer Payments"), subject to CAC's right of offset as described in paragraph F below.

         B. CAC has granted a security interest in CAC's rights with respect to its Pools (to the extent not released) and related assets generally under the CAC Credit Facility Documents to Comerica, as collateral agent for the banks which are parties thereto.

         C. CAC and Wachovia have entered into a transaction as set forth in the Wachovia Securitization Documents (the "Wachovia Securitization") pursuant to which the security interest with respect to certain specifically identified Pools and related assets was released by Comerica, CAC contributed such Pools and related assets to its wholly-owned subsidiary, CAC Warehouse Funding Corp., and CAC Warehouse Funding Corp. granted Wachovia a security interest in CAC Warehouse Funding Corp.'s rights to such Pools and related assets (such Pools and related assets are referred to herein as the "Wachovia Pools").

         D. CAC and the Trustee are entering into a transaction as set forth in the 2003-1 Securitization Documents (the "2003-1 Securitization") pursuant to which the security interest with respect to certain specifically identified Pools and related assets is being released by Comerica, CAC is contributing such Pools and related assets to its wholly-owned subsidiary, Credit Acceptance Funding LLC 2003-1, who is subsequently selling such Pools and related assets to the 2003-1 Trust, a trust the depositor of which is Credit Acceptance Funding LLC 2003-1, and the 2003-1 Trust is granting the Trustee a security interest in its right, title and interest in and to such Pools and related assets (such Pools and related assets are referred to herein as the "2003-1 Pools").

         E. Comerica retains a security interest in Pools and related assets which have not been released pursuant to the Wachovia Securitization, and which security interest is not being

                                       1.

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released, and has not been granted to the Trustee, pursuant to the 2003-1
Securitization (such unreleased Pools and related assets are referred to herein as the "Comerica Pools").

         F. The Dealer Agreements permit CAC and its assignees, under certain circumstances, to set off any Collections received with respect to any Pool of a Dealer against Advances under other Pools of that Dealer and such set off rights are authorized and permitted under the 2003-1 Securitization Documents.

         G. The parties hereto acknowledge that the rights of CAC or its assigns, pursuant to the Dealer Agreements, to set off Collections received with respect to a Pool against the outstanding balance under any other Pool are not intended, and should not be permitted, to be used to prejudice the collateral position of any of the parties hereto, and therefore the exercise of such rights should be limited to Back-end Dealer Payments.

         In consideration of the mutual premises and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   AGREEMENTS

         1. Confirmation. Notwithstanding any statement or provision contained in the Financing Documents or otherwise to the contrary, and irrespective of the time, order or method of attachment or perfection of security interests granted pursuant to the Financing Documents, respectively, or the time or order of filing or recording of any financing statements, or other notices of security interests, liens or other interests granted pursuant to the Financing Documents, respectively, or the giving of or failure to give notice of the acquisition or expected acquisition of purchase money or other security interests, and irrespective of anything contained in any filing or agreement to which any Creditor may now or hereafter be a party and irrespective of the ordinary rules for determining priority under the Uniform Commercial Code or under any other law governing the relative priorities of secured creditors, subject, however, to the terms and conditions of this Agreement:

         (a) RELEASE BY WACHOVIA. Wachovia (i) releases any and all rights in and to any Collections with respect to the Comerica Pools or the 2003-1 Pools or in any Back-end Dealer Payments; provided, that no release shall have been granted with respect to amounts collected under any Pools which Back-end Dealer Payments that have been set off by CAC or by Comerica pursuant to the CAC Credit Facility Documents against amounts owing under the Wachovia Pools, and (ii) relinquishes all rights it has or may have to require CAC, individually or as servicer, any successor servicer or CAC Warehouse Funding Corp. to use Collections on its behalf contrary to clause (a)(i). Wachovia agrees that the lien and security interest granted to it pursuant to the Wachovia Securitization Documents to which it is a party does not and shall not attach to any Comerica Pools or 2003-1 Pools (or related Collections) or to any Back-end Dealer Payments and shall not assert any claim thereto.

         (b) RELEASE BY THE TRUSTEE. The Trustee (i) releases any and all rights in and to any Collections with respect to the Comerica Pools or the Wachovia Pools or in any Back-end Dealer Payments; provided, that no release shall have been granted with respect to amounts collected

                                       2.

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under any Pools which Back-end Dealer Payments that have been set off by CAC or by Comerica pursuant to the CAC Credit Facility Documents against amounts owing under the 2003-1 Pools, and (ii) relinquishes all rights it has or may have to require CAC, individually or as servicer, any successor servicer or Credit Acceptance Funding LLC 2003-1 or Credit Acceptance Auto Dealer Loan Trust 2003-1 to use Collections on its behalf contrary to clause (b)(i). The 2003-1 Trust agrees that the lien and security interest granted to the Trustee pursuant to the 2003-1 Securitization Documents to which it is a party does not and shall not attach to any Comerica Pools or Wachovia Pools (or related Collections) or to any Back-end Dealer Payments and shall not assert any claim thereto.

         (c) RELEASE BY COMERICA. Comerica (i) releases any and all rights in and to any Collections with respect to the Wachovia Pools and the 2003-1 Pools, other than amounts collected under the Wachovia Pools or the 2003-1 Pools which are owed to Dealers as Back-end Dealer Payments and which are subject to set off by CAC pursuant to the related Dealer Agreement and which have not been set off by CAC or by Comerica pursuant to the CAC Credit Facility Documents against amounts owing under the Wachovia Pools or the 2003-1 Pools, and (ii) relinquishes all rights it has or may have to require CAC, individually or as servicer, or any successor servicer to use Collections on its behalf contrary to clause (c)(i). Except for Back-end Dealer Payments to the extent provided in
(c)(i), Comerica agrees that the lien and security interest granted to it pursuant to the CAC Credit Facility Documents does not and shall not attach to any Wachovia Pools or 2003-1 Pools and shall not assert any claim against the Wachovia Pools or the 2003-1 Pools or Collections related thereto.

         2.       Covenant of the CAC Entities.

         (a) Each of the CAC Entities covenants that it shall not use any right it may have under the Dealer Agreements, whether at the direction of Comerica, Wachovia or the Trustee or otherwise, to set off any Collections, other than amounts which are owed to Dealers as Back-end Dealer Payments, from one Pool against amounts owed under another Pool encumbered in favor of another Creditor.

         (b) Each of the CAC Entities covenants that it will require any other person or entity which hereafter acquires any security interest in the Pools, Dealer Agreements and related assets from a CAC Entity to become parties to this Agreement by executing an amendment or acknowledgment, in form and substance reasonably satisfactory to CAC and the Creditors, by which such persons or entities agree to be bound by the terms of this Agreement, and delivering such signed amendment or acknowledgement hereof to each of the CAC Entities and the Creditors; provided, however, that in the event the amount owed by the CAC Entities to any Creditor shall be reduced to zero and such Creditor shall have no obligation or agreement to make any further advances to any CAC Entity, such Creditor shall have no rights under this Section 2(b).

         3. Turnover of Proceeds. The parties hereto agree that if, at any time, a Creditor (a "Receiving Creditor") (x) receives any payment, distribution, security or the proceeds thereof to which another Creditor or Creditors shall, under the terms of Section 1 of this Agreement, be entitled and
(y) the Receiving Creditor either (A) had actual knowledge, at the time of such receipt, that such payment, distribution or proceeds were wrongfully received by it or (B) another

                                       3.

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Creditor or Creditors shall have given written notice to the Receiving Creditor, prior to such receipt, of its good faith belief that such payments, distributions or proceeds are being misapplied, and such notice contains evidence reasonably satisfactory to the Receiving Creditor of such misapplication then such Receiving Creditor shall receive and hold the same separately and in trust for the benefit of, and shall forthwith pay over and deliver the same to the relevant Creditor. For purposes of the foregoing, the actual knowledge of the Trustee shall be determined based on the actual knowledge of the Trustee's Responsible Officers (as defined the Indenture dated as of June 27, 2003 between the Trustee and the 2003-1 Trust), it being understood that each such Responsible Officer shall have no duty to make any inquiry regarding the propriety of any payment, distribution or proceed.

         4. Further Assurances. Each Creditor and CAC Entity agrees that it shall be bound by all of the provisions of this Agreement. Without limiting any other provision hereof, each of the Creditors and CAC Entities agrees that it will promptly execute such instruments, notices or other documents as may be reasonably requested in writing by any party hereto for the purpose of confirming the provisions of this Agreement or better effectuating the intent hereof. CAC will reimburse each Creditor for all reasonable expenses incurred by such Creditor pursuant to this Section 4.

         5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its conflicts of laws rules. Each of the parties hereto agrees to the non-exclusive jurisdiction of any federal court located within the State of New York. Each of the Parties hereto hereby waives any objection based on forum non conveniens, and any objection to venue of any action instituted hereunder in any of the aforementioned courts and consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

         6. Counterparts. This Agreement may be executed in two or more counterparts including facsimile transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one of the same instrument.

         7. Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

         8. No Proceedings. Each of the parties hereto hereby agrees that it will not institute against, or join any other person in instituting against CAC Warehouse Funding Corp., Credit Acceptance Funding LLC 2003-1 or Credit Acceptance Auto Dealer Loan Trust 2003-1, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law so long as there shall not have elapsed one year and one day after there are no remaining amounts owed to any of the Creditors by any of the CAC Entities pursuant to the Wachovia Securitization Documents and the 2003-1 Securitization Documents.

                                       4.

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         9.       Amendment. This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing executed by all of the parties hereto; provided further that if the amount owed by the CAC Entities to any Creditor shall be reduced to zero and such Creditor shall have no obligation or agreement to make any further advances to any CAC Entity, this Agreement may be amended by the other parties hereto without the consent of such Creditor.

         10. Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Appendix A attached hereto and made part of this Agreement.

         11. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, including any successor or assignor trustee under the 2003-1 Securitization Documents. On or about July 1, 2003, certain businesses of Wachovia Securities, LLC ("WSL") will be transferred, assigned or otherwise conveyed (the occurrence of such event, the "Transfer") to Wachovia Capital Markets, LLC or another newly formed affiliate of WSL ("WCM"). Each of the parties hereto expressly consents to the assignment by WSL of all of its rights and obligations hereunder to WCM simultaneous with the Transfer. Each of the parties acknowledges and agrees that upon the occurrence of the Transfer, such assignment shall be effective without any further action by any of the parties hereto and from and after the Transfer: (i) WCM shall be a party hereto and shall have all rights and obligations of WSL hereunder and (ii) WSL shall cease to be a party hereto and shall be released from its obligations hereunder.

         13. Notices. Except as otherwise provided herein, all notices or demand hereunder to the parties hereto shall be sufficient if made in writing, and either: (i) sent via certified or registered mail (or the equivalent thereof), postage prepaid, (ii) delivered by messenger or overnight courier, or
(iii) transmitted via facsimile with a confirmation of the receipt thereof. Notice shall be deemed to be given for purposes of this Agreement on the day of receipt. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands and other communications in writing shall be given to or made upon the respective parties hereto: (a) in the case of any of the CAC Entities, to Silver Triangle Building, 25505 West Twelve Mile Road, Southfield, Michigan 48034-8339, Attention: James
D. Murray, Jr., telephone: (248) 353-2700 (ext. 884), facsimile: (248) 827-8542;
(b) in the case of Wachovia, to One Wachovia Center, Charlotte, North Carolina 28288-0610, Attention: Conduit Administration, telephone: (704) 383-9343, facsimile: (704) 383-9579; (c) in the case of the Trustee, to its Corporate Trust Office, 4 New York Plaza, 6th Floor, New York, NY 10024, Attention:
Institutional Trust Services/Structured Finance, telephone: (212) 623-5600, facsimilie: (212) 623-5932; and (d) in the case of Comerica, to One Detroit Center, 6th Floor, 500 Woodward Avenue, Detroit, Michigan 48226, Attention:
Scott Dorn, telephone: (313) 222-5868, facsimile: (313) 222-7475.

         14. Termination. Each party's rights and obligations under this agreement shall terminate at the time all amounts due to or owed by such party have been paid in full and such party's applicable Financing Documents have been terminated so long as each party whose rights

                                       5.

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and obligations are subject to termination pursuant to this Section 14 (i) has no actual knowledge or written notice of payments, distributions, security or the proceeds thereof to which another Creditor or Creditors is entitled, as provided in Section 3, and (ii) has not received a written notice from the Agent under the CAC Credit Facility Documents that there is a Default or an Event of Default (as such terms are defined therein) at the time of the termination of the applicable Financing Documents..

         15. Termination of Prior Agreement. This Agreement is intended to supersede the Prior Agreement in its entirety. Each of Comerica, Wachovia and the CAC Entities that were parties to the Prior Agreement further acknowledge and agree that, as among themselves, this Agreement supersedes the Prior Agreement with respect to their rights as against each other and that this Agreement shall govern their rights against each other and the other parties hereto.

                            [signature page follows]

                                       6.

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         This Intercreditor Agreement has been executed and delivered by the parties hereto on June 27, 2003.

CREDIT ACCEPTANCE CORPORATION               WACHOVIA SECURITIES, LLC, AS AGENT

/S/ Douglas W. Busk                         /S/ Prakash B. Wadhwani
----------------------------------          -------------------------------
BY: Douglas W. Busk                         BY: Prakash B. Wadhwani
TITLE: Chief Financial Officer &            TITLE: Vice President
 Treasurer

JPMORGAN CHASE BANK, NOT IN ITS             COMERICA BANK, AS AGENT
INDIVIDUAL CAPACITY BUT SOLELY AS
TRUSTEE                                     /S/ Scott Dorn
                                            -------------------------------
/S/ Esther D. Antoine                       BY: Scot Dorn
----------------------------------          TITLE: Assistant Vice President
BY: Esther D. Antoine
TITLE: Trust Officer                        CREDIT ACCEPTANCE FUNDING LLC 2003-1

CAC WAREHOUSE FUNDING CORP.                 /S/ Douglas W. Busk
                                            -------------------------------
/S/ Douglas W. Busk                         BY: Douglas W. Busk
----------------------------------          TITLE: VP Finance & Treasurer
BY: Douglas W. Busk
TITLE: Chief Financial Officer &
 Treasurer

CREDIT ACCEPTANCE AUTO DEALER
LOAN TRUST 2003-1

BY: WACHOVIA BANK OF DELAWARE, NATIONAL
ASSOCIATION, NOT IN ITS INDIVIDUAL
CAPACITY BUT SOLELY AS OWNER TRUSTEE

/S/ Sterling C. Correia
----------------------------------
BY: Sterling C. Correia
TITLE: Vice President

                   [Signature Page to Intercreditor Agreement]

                                       7.

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                                   APPENDIX A

                                   DEFINITIONS

         2003-1 Securitization Documents: The Sale and Serving Agreement dated as of June 27, 2003 among Credit Acceptance Auto Dealer Loan Trust 2003-1, Credit Acceptance Funding LLC 2003-1, CAC, the Trustee, and Systems & Services Technologies, Inc., the Indenture dated as of June 27, 2003 between the Trustee and the 2003-1 Trust, and the documents related thereto.

         Advance: Amounts advanced to a Dealer upon the acceptance of a Contract by CAC pursuant to a Dealer Agreement.

         CAC Credit Facility Documents: The Second Amended and Restated Credit Acceptance Corporation Credit Agreement, dated as of June 9, 2003, as amended, by and among the Banks signatory thereto, Comerica Bank, CAC, Credit Acceptance Corporation UK Limited, CAC of Canada Limited and Credit Acceptance Corporation Ireland Limited and the documents related thereto.

         CAC Entities: Each of CAC, CAC Warehouse Funding Corp., Credit Acceptance Funding LLC 2003-1 and Credit Acceptance Auto Dealer Loan Trust 2003-1.

         Collections: All money, amounts or other payments received or collected by CAC, individually or as servicer, or any successor servicer or any other CAC Entity with respect to a Contract in the form of cash, checks, wire transfers or other form of payment in accordance with the Contracts or the Dealer Agreements, including, without limitation, with respect to a Pool amounts collected under any other Pool which are Back-end Dealer Payments that have been set off by CAC or by Comerica pursuant to the CAC Credit Facility Documents, against amounts owing under such Pool.

         Contract: A retail installment contract for the sale of new or used motor vehicles assigned outright by Dealers to CAC or a subsidiary of CAC or written by Dealers in the name of CAC or a subsidiary of CAC (and funded by CAC or such subsidiary) or assigned by Dealers to CAC or a subsidiary of CAC, as nominee for the Dealer, for administration, servicing, and Collection, in each case pursuant to an applicable Dealer Agreement.

         Creditor: Each of Comerica, Wachovia and the Trustee.

         Dealer: A person engaged in the business of the retail sale or lease of new or used motor vehicles, including both businesses exclusively selling used motor vehicles and businesses principally selling new motor vehicles, but having a used vehicle department, including any such person which constitutes an affiliate of CAC.

         Dealer Agreement: The sales and/or servicing agreements between CAC or its subsidiaries and a participating Dealer which sets forth the terms and conditions under which CAC or its subsidiaries (i) accepts, as nominee for such Dealer, the assignment of Contracts for purposes of administration, servicing and collection and under which CAC

                                       8.

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or its subsidiary may make Advances to such Dealers and (ii) accepts outright assignments of Contracts from Dealers or funds Contracts originated by such Dealer in the name of CAC or any of its subsidiaries, in each case as such agreements may be in effect from time to time.

         Financing Documents: The CAC Credit Facility Documents, the Wachovia Securitization Documents and the 2003-1 Securitization Documents.

         Pool: A grouping on the books and records of CAC or any of its subsidiaries of Advances, Contracts originated or to be originated with CAC or any of its subsidiaries by a Dealer and bearing the same pool identification number assigned by CAC's computer system.

         Prior Agreement: The Intercreditor Agreement dated September 27, 2002 among CAC, CAC Warehouse Funding Corp., CAC Funding Corp., Bank of America, N.A., Wachovia and Comerica.

         Wachovia Securitization Documents: The Loan and Security Agreement dated as of September 27, 2002 among CAC Warehouse Funding Corp., CAC, the Investors named therein, Variable Funding Capital Corporation, Wachovia Securities, LLC (f/k/a Wachovia Securities, Inc.), Wachovia Bank, National Association and OSI Portfolio Services, Inc. and the documents related thereto.

                                       9.